Exhibit 10.1

ACHIEVE PHARMA UK LIMITED

August 1, 2017

Richard Stewart

5 The Vineyard

Richmond, Surrey

TW10 6AQ

United Kingdom

Dear Rick:

Achieve Pharma UK Limited (the “Company”) is pleased to offer you employment on the terms set out below and contained in Exhibit A and Exhibit B attached.

This employment agreement (the “Agreement”) is entered into by and between you and the Company.

1.	Position.

1.1	Your initial title will be Chairman and Chief Executive Officer. While you serve as Chairman and Chief Executive Officer, you will also serve on the Board. This is a full-time position. In addition to your role with the Company, based wholly in the UK, you have been appointed as a Director of Achieve Life Sciences, Inc. (the “Parent Company”)

You shall report directly to the Board of Directors of the Parent Company. You shall have such duties, authority and responsibilities that are commensurate with being a director of the Parent Company and the Employer.

1.2	Whilst you are employed by the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that, in the reasonable opinion of the Company, would create a conflict of interest with the Company. It is understood between you and the Company that you may continue your work with Ricanto Limited so long as you dedicate a minimum of 40 hours per week to the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or any Group Company.

1.3	You agree, without being entitled to further remuneration, to perform duties for any Group Company. During your employment you must at all times:

(a)	use your best endeavours to promote the success, interests and reputation of the Group giving at all times the full benefit of your knowledge, experience, expertise and skill;

(b)	faithfully and diligently to the best of your ability exercise such powers and perform such duties in relation to the Group as the Board from time to time may require;

(c)	provide overall direction for the Company in order for it to implement agreed strategies in order to meet Company goals and objectives;

(d)	make create and sustain the organizational culture and environment needed to achieve objectives and results and recruit and retain a high performance operating team

(e)	oversee the management and administration of the Company;

(f)	comply with your duties under the Companies Act 2006 (as amended from time to time) and similar legislation worldwide and any policy of the Company from time to time relating to dealings in shares, debentures or other securities of the Company or any Group Company, any unpublished price sensitive information, or market abuse;

(g)	keep the Board promptly and fully informed of your conduct of the business of the Company and provide the Board with all information regarding the affairs of the Company and any Group Company as it shall require;

(h)	conform to the instructions or directions of the Board;

(i)	comply with all laws and policies of the Company, including those relating to anti-bribery and corruption;

(j)	not do anything that would cause you to be disqualified from continuing to act as a director of the Company or any Group Company;

(k)	not resign from your office of director of the Company or any Group Company without the consent of the Company, and at the written request of the Board, immediately resign from all and any directorships and other offices held in the Company and any Group Company.

2.	Compensation.

2.1	The Company will pay you a starting salary at the rate of $500,000 USD per year which shall accrue day to day and be payable in equal monthly instalments in arrears in accordance with the Company’s standard payroll schedule. Your salary will be subject to annual review.

2.2	In addition, you will be eligible for an incentive bonus of up to 50% of your base salary for each fiscal year of the Company, based on the achievement of performance objectives to be mutually agreed upon by you and the Board each year. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. However, if you are terminated Without Cause after the fiscal year end and your Termination Date is prior to the day when the bonus is paid, you are eligible for any accrued, unpaid bonuses earned by you (provided that any such bonus has been awarded by the Board). The Board or the Compensation Committee may, in its sole discretion, determine not to award a bonus or to award a bonus at less than maximum eligibility. You acknowledge that a Bonus is neither required nor guaranteed by this Agreement. The determinations of the Board (based on the recommendations of the Compensation Committee) with respect to your bonus will be final and binding.

2.3	The above amounts will be paid to you in USD or GBP calculated based on monthly average exchange rates.

2.3	By entering into this employment contract, you consent to the deduction from your salary and any bonus (or any sum due from the Company or any Group Company) any sums that you owe to the Company or any Group Company from time to time and agree to make payment to the Company or any Group Company of any sums owed by you to the Company or any Group Company upon demand by the Company at any time. This sub Clause is without prejudice to the right of the Company and any Group Company to recover any sums or balance of sums owed by the Executive to the Company or any Group Company by legal proceedings.

3.	Employee Benefits.

3.1	As a regular employee of the Company, you will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time.

3.2	In addition, you will be eligible for paid time off (“PTO”) in accordance with the Company’s PTO policy, as in effect from time to time (please see your annual leave allowance as set out in Exhibit B).

3.3	The Company may be required to arrange for you to have pension scheme membership in accordance with Chapter 1 of Part 1 of the Pensions Act 2008. If you become a member of a pension scheme, the Company shall be entitled to deduct pension contributions from your salary and pay them to the administrator of the pension scheme on behalf of you in accordance with the pension scheme rules.

3.4	The Company reserves the right to change or otherwise modify, in its sole discretion, your right to receive any of the employee benefits set out in this clause 3, the terms of the policies and schemes referred to in this clause 3, and the amount of your benefit. Your participation in any health insurance, pension scheme or other employee benefit plan shall be subject at all times to the rules of the relevant scheme from time to time in force and your participation in any insurance scheme being at a premium that the Company considers reasonable. In the event an insurer refuses to provide you with any benefit under an insurance scheme, you agree that you shall have no right of action against the Company in respect of such refusal.

4.	Indemnification.

4.1	The Company, its Parent Company and all its subsidiary companies shall indemnify you in respect of any liabilities you incur as a result of the duties carried out in the course of your employment to the maximum extent permitted by applicable law and the Company’s certificate of incorporation and bylaws.

4.2	During your employment, the Company shall maintain officers’ liability insurance for your benefit on terms and conditions no less favourable than the terms and conditions generally applicable to the Company’s other senior executive officers.

4.3	The Company’s obligations under this Section 4 shall survive your cessation of employment and also the termination or expiration of this letter agreement for a period of up to 6 years.

5.	Confidentiality.

5.1	As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Agreement Regarding Confidential Information and Intellectual Property,” a copy of which is attached hereto as Exhibit B, as a condition of your employment.

5.2	We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

5.3	During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

6.	No Breach of Obligations to Prior Employers.

6.1	You warrant that by signing this employment contract and the agreement at Exhibit B, that your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

7.	Employment Relationship and Notice of Termination.

7.1	Your employment with the Company is for no specific period of time.

7.2	Subject to clauses 8 and 9, your employment with the Company shall be subject to termination by either party giving to the other 1 months prior notice in writing (or, in the case of the Company giving notice, 1 months’ or the statutory minimum, whichever is the longer period). At that time (i) the Company has completed one or more financing(s) totalling a minimum of US$10 million in gross proceeds; or (ii) 12 months has passed from the execution date of this Agreement, the notice period shall be increased to 2 months’ or the statutory minimum, whichever is the longer period. Any period of notice shall commence immediately when it is given, irrespective of the time or date of receipt.

7.3	The Company may at any time in its absolute discretion elect to terminate your employment forthwith and with immediate effect by notifying you in writing that:

(a)	your employment is being terminated in exercise of this right,

(b)	the date upon which your employment is so terminated, and

(c)	the fact that you shall be entitled to receive in lieu of the notice period (or part thereof) an amount that shall be equivalent to your basic salary, or a combination of both, all at the Company’s sole and absolute discretion.

If the Company exercises its right to make you a payment in lieu of notice, the Company will make the payment to you within 28 days of the termination of your employment. Any such payment will be subject to such deductions for tax and national insurance as are required by law.

8.	Summary termination

8.1	Notwithstanding the provisions of clause 7 and 9, the Company may by written notice terminate your employment with immediate effect if you:

(a)	substantially and wilfully failure to perform your duties and responsibilities to the Company or any Group Company;

(b)	you deliberately violate a Company or Group Company policy;

(c)	you commission an act of fraud, embezzlement, dishonesty or any other wilful misconduct that has caused or is reasonably expected to result in material injury to the Company or any Group Company;

(d)	you use or disclose any Confidential Information or trade secrets of the Company or any Group Company or any other party to whom the Company or a Group Company owes an obligation of nondisclosure in circumstances where you are unauthorised to do so;

(e)	you wilfully breach any of your obligations under any written agreement or covenant with the Company or any Group Company;

(f)	resigns as a director of the Company without the written consent of the Board or is disqualified from holding office as a director;

(g)	is convicted of a criminal offence (excluding an offence under road traffic legislation);

(h)	is made the subject of a bankruptcy order or has a receiving order or an administration order made against him;

(i)	becomes addicted to or is habitually under the influence of alcohol or any drug (not being a drug prescribed for you by a medical practitioner) the possession of which is controlled by law;

(j)	becomes a patient within the meaning of the Mental Health Act 1983; or

(k)	fails to comply any applicable laws, regulations, rules and codes of conduct in relation to share dealing, market abuse, bribery or corruption.

9.	Termination on Account of Illness or Injury

9.1	Without prejudice to clause 7 and clause 8, if you become unable to perform your duties properly by reason of illness or injury for a period or periods aggregating at least 26 weeks in any period of 12 consecutive calendar months, then the Company may, by not less than 3 months’ prior written notice, terminate your employment. The Company agrees to withdraw any notice of termination given under this clause 9 if during the currency of the notice you return to your full time duties and provide a medical practitioner’s certificate satisfactory to the Board that confirms that you have recovered fully in your health and no recurrence of the illness or injury can be reasonably anticipated.

10.	Garden Leave

10.1	Without prejudice to the provisions of clauses 7-9, the Company may at any time during your employment, require you to cease performing all or any of your duties for such period or periods of time as the Company shall in its absolute discretion determine (the “Garden Leave”). Notice provided by the Company of Garden Leave shall include the duration of such leave, where reasonably practicable. During any such period of Garden Leave:

(a)	the Company shall continue to pay you your salary and shall provide you with all benefits to which you are entitled under this employment contract;

(b)	the Company shall be under no obligation to provide you with any work and shall be entitled to appoint any other person or persons to perform your duties under this employment contract;

(c)	you shall not, without the prior written consent of the Company, enter into or attend any Company premises or contact any employees, officers, customers, clients, agents or suppliers of the Company without its prior permission;

(d)	you shall, at the request of the Company, immediately deliver to the Company all property in your possession or control that belongs to the Company or which relates to the business of the Company;

(e)	you shall keep the Company updated of your whereabouts so that you can be called upon to perform appropriate duties as required by the Company; and

(f)	for the avoidance of doubt, you shall continue to be bound by all of your obligations under this employment contract insofar as they are compatible with you being on garden leave including, without limitation, your duty of good faith to the Company.

11.	Qualifying Termination

11.1    In the event of a Qualifying Termination you will be eligible for the following benefits if at that time (i) the Company has completed one or more financing(s) totalling a minimum of US$10 million in gross proceeds; or (ii) 12 months has passed from the execution date of this Agreement:

(a)	Severance Benefits.

(i)	The Company shall pay you 18 months of your monthly base salary (at the rate in effect immediately prior to the Separation) (the “Severance Payment”).

(ii)	You will receive your Severance Payment as a lump-sum, subject to any lawful deductions for tax, national insurance contributions or otherwise. The Severance Payment will be paid in accordance with the Company’s standard payroll procedures which will be made on the next regular payroll date occurring after the Company has received a Settlement Agreement that complies with clause 13.1 from you.

(b)	Benefits

(ii)	The Company shall pay the full amount for the continuation of any employer-provided health benefits that it, in its sole discretion, decides to extend after the Termination Date.

(ii)	Notwithstanding the foregoing, instead of continuing to provide you with health benefits under clause 11.1(b) (i) above, the

Company may in its sole discretion choose to pay you a sum (whether as a lump sum or in instalments) in respect of any health insurance benefit that you sacrifice as a result of the termination of your employment. Any such sum will be subject to income tax and national insurance contributions and will take into account the premium paid by the Company in respect of your participation in its healthcare schemes in the month prior to your Separation. Any such payments under this clause 11.1(b)(ii) shall commence on the later of:

(1)	the first day of the month following the month in which you experience a Separation; and

(2)	the date that the Company decides that you will receive a sum under this clause 11.1(b)(ii).

Any payments under this clause 11.1(b) (ii) shall end on the earlier of:

(1)	the date on which you become covered by an insurance plan of a subsequent employer that the sums paid under this clause 11.1(b)(ii) are intended to cover; and

(2)	the last day of the period that you are paid severance benefits pursuant to clause 11.1(a) after the Separation.

(c)	Equity Awards

(i)	Each of your then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to an additional 18 months as if you had continued service during that time.

(ii)	Subject to clause 13.1, the accelerated vesting described above shall be effective as of the Separation.

You acknowledge and agree that you may waive the rights to the benefits contained in this Section 11 by a separate mutual written consent.

12.	Corporate Qualifying Termination

12.1    If a Corporate Qualifying Termination occurs then you will be entitled to the following benefits:

(a)	Severance Benefits

(i)	The Company or its successor shall pay you 24 months of your monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Separation) plus 100% of your target annual bonus for the year in which the Separation occurs (the “Corporate Severance Payment”).

(ii)	You will be paid the Corporate Severance Payment as a lump sum payment in accordance with the Company’s standard payroll procedures on the next regular payroll date occurring after the Company has received a Settlement Agreement from you that complies with clause 13.1. The Corporate Severance Payment will be subject to any lawful deductions for income tax, national insurance contributions or otherwise.

(b)	Benefits

(i)	The conditions concerning employer-provided health benefits or a monetary equivalent set out at clause 11.1(b) above shall apply on the same terms to you, for the same period that you are paid severance benefits pursuant to Section 12(a) following your Separation or, if earlier, until you are eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

(c)	Equity Awards

(i)	Each of your then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the then unvested shares subject to the Equity Award.

(ii)	Subject to clause 13.1 the accelerated vesting described above shall be effective as of the Separation.

13.	Additional Termination Provisions.

13.1	Settlement Agreement

The provisions of clauses 11 and 12 shall not apply unless:

(a)	you have entered into a legally binding settlement agreement with the Company in respect of all known and unknown claims that you may then have against the Company or any Group Company or any persons affiliated with the Company or any Group Company (the “Settlement Agreement”);

(b)	you have complied with the terms of the Settlement Agreement;

(c)	you have delivered an executed copy of the Settlement Agreement to the Company within the time period specified in the Settlement Agreement;

(d)	the Settlement Agreement is in the form prescribed by the Company, without alterations; and

(e)	the Settlement Agreement complies with the statutory requirements for waiver of employment-related claims at the date it is entered into.

13.2	Accrued Compensation and Benefits

(a)

Notwithstanding anything to the contrary in Section 11 and 12 above, in connection with any termination of employment, the Company shall pay your earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the Termination Date

(as required by law or any applicable Company plan or policy), including unused earned vacation pay and unreimbursed documented business expenses incurred by you through and including the Termination Date (the “Accrued Compensation and Expenses”).

(b)	In addition, you shall be entitled to any other vested benefits earned by you for the period through and including the Termination Date under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”).

(c)	Any Accrued Compensation and Expenses to which you are entitled shall be paid to you as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year in which the Termination Date occurs. Any Accrued Benefits which you are entitled shall be paid to you as provided in the relevant plans and arrangements. Any Accrued Compensation and Expenses and any Accrued Benefits to which you are entitled shall be subject to any lawful deductions for tax, national insurance or otherwise.

(d)	For the avoidance of doubt, in no event shall you receive payment under both Section 11 and Section 12.

14.	Tax

14.1	All compensation and benefits payable to you under this agreement or as a result of your employment with the Company shall be subject to such lawful deductions for tax, national insurance contributions or otherwise.

14.2	You are encouraged to obtain your own tax advice regarding your compensation from the Company.

14.3	You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

15.	Interpretation, Amendment and Enforcement.

15.1	This letter agreement, together with its two exhibits, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the entire agreement between you and the Company regarding the subject matter set forth herein.

15.2	This letter agreement may not be subject to material amendment or modification, except by an express written agreement signed by both you and a duly authorized officer of the Company.

15.3	The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by the laws of England and Wales.

15.4	You and the Company submit to the exclusive personal jurisdiction of the laws of England and Wales in connection with any Dispute or any claim related to any Dispute.

16.	Definitions.

The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Associated Company”	means a company or undertaking (which is not a Subsidiary or Holding Company of the Company or a Group Company) of which more than 20 per cent of the equity share capital is for the time being owned by the Company or a Group Company or which for the time being owns more than 20 per cent of the equity share capital of the Company or a Group Company;

“Board”	shall mean the board of directors of the Company;

“Cause”

shall mean:

i.   your substantial failure to perform your duties and responsibilities to the Company or any Group Company or your deliberate violation of a Company or Group Company policy;

ii.  your commission of any act of fraud, embezzlement, dishonesty or any other misconduct that has caused or is reasonably expected to result in material injury to the Company or any Group Company;

iii.   your unauthorized use or disclosure of any Confidential Information or trade secrets of the Company or any Group Company or any other party to whom the Company or a Group Company owes an obligation of nondisclosure; or

iv.   your wilful breach of any of your obligations under any written agreement or covenant with the Company or any Group Company.

The determination as to whether your service is being terminated for Cause shall be made in good faith by the Company and shall be final and binding.

The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time as provided in clauses 7, 8 or 9.

“Corporate Transaction”

shall occur in the following circumstances:

i.   any Person becomes the Beneficial Owner directly or indirectly of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the

     Company’s then-outstanding voting securities provided that the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction;

ii.  the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

iii.   the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;

iv.   any other transaction which qualifies as a “corporate transaction” wherein the shareholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the capital stock of the Company); or

v.  a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. If any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company;

     provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1.409A-3(i)(5);

“Corporate Qualifying Termination”	occurs when there is a Separation within twelve (12) months following a Corporate Transaction which results from (i) the Company or its successor terminating your employment for any reason other than Cause or (ii) circumstances where you Voluntarily Resigned from your employment for Good Reason. A Separation arising from your death or disability shall not constitute a Corporate Qualifying Termination;

“Equity Awards”	means all options to purchase shares of Company common stock, including the option, as well as any and all other stock-based awards granted to you, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights;

“Good Reason”

shall arise when the Company does one of the following acts without your consent:

i.   materially reduces your level of responsibility and/or scope of authority (although a change in responsibility shall not be deemed to occur solely because you are part of a larger organization or solely because you are given a change in job title);

ii.  reduces your base salary, other than in circumstances where generally all of the executive officers of the Company have had their salary reduced to a similar extent;

iii.   relocates your principal workplace by more than thirty-five (35) miles from your then current place of employment;

“Group”

means

i.   the Company;

ii.  any Holding Company for the time being of the Company;

iii.   any Subsidiary for the time being of the Company or of the Company’s Holding Company

iv.   any Associated Company, and

v.  any other company or body corporate or other form of business entity the name of which is notified in writing to you as being a member of the Group.

“Group Company”	means any member of the Group other than the Company from time to time (including but not limited to the Parent Company);

“Holding Company” and “Subsidiary”	have the meanings given to them respectively in section 1159 of the Companies Act 2006;

“Qualifying Termination”

occurs when there is a Separation that is not a Corporate Qualifying Termination, in circumstances where either:

i.   the Company has terminated your employment for a reason other than Cause; or

ii.  you have Voluntarily Resigned from your employment for Good Reason;

provided at all times that the termination of your employment is not due to your death or disability;

“Separation”

occurs when both parties anticipate at the Termination Date that either:

i.   you will not perform any further services for the Company after the Termination Date; or

ii.  the level of services that you are required to perform for the Company after the Termination Date (whether as an employee or as an independent contractor) is no more than 20% of the average level of services that you provided for the Company over the previous 36 months;

“Termination Date”	the date that your employment with the Company comes to an end;

“Voluntary Resigned”

occurs when all of the following requirements have been satisfied:

i.   you have provided notice to the Company of your intent to assert Good Reason (the “Good Reason Notice”) within sixty (60) days of you becoming aware that one or more of the conditions giving rise to a Good Reason exists;

ii.  after thirty (30) days of serving the Good Reason Notice (the “Company Cure Period”), the Company has not remedied the condition(s) giving rise to a Good Reason; and

iii.   you have served notice to terminate your employment with the Company within ten (10) days of the earlier of

     (a) the expiration of the Company Cure Period, and

     (b) the date that the Company otherwise serves notice on you that it will not undertake to remedy the condition(s) giving rise to the Good Reason.

For the avoidance of doubt, in the event the Company remedies the condition giving rise to the Good Reason during the Company Cure Period, if you continue to terminate your employment with the Company, you will not be entitled to receive any of the benefits outlined at clauses 11 or 12 of this employment contract. Furthermore, should the Company remedy the condition giving rise to the Good Reason and then one or more of the conditions arises again within twelve (12) months following the occurrence of a Corporate Transaction, you may assert Good Reason again subject to all of the conditions set out in this employment contract.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Employee Agreement Regarding Confidential Information and Intellectual Property and returning them to me.

If you have any questions, please call me.

Very truly yours ACHIEVE PHARMA UK LIMITED

/s/ Anthony Clarke

By: Anthony Clarke

Title: President & Chief Scientific Officer

I have read and accept this employment offer:

/s/ Richard Stewart
Signature of Richard Stewart

Dated:	May 22, 2018

Attachment

Exhibit A: Statement of Particulars for the purpose of section 1 Employment Rights Act 1996

Exhibit B: Employee Agreement Regarding Confidential Information and Intellectual Property

EXHIBIT A

Statement of Particulars for the purpose of section 1 Employment Rights Act 1996

The following information is given to supplement the information given in the body of the employment contract and to comply with the requirements of section 1 Employment Rights Act 1996:

Name of employer	Achieve Pharma UK Limited (the “Company”)

Name of employee	Richard Stewart

Date on which the employment began	1 August 2017

Date of commencement of continuous employment	1 August 2017

Rate and intervals of pay	US$500,000 per annum, payable in equal monthly instalments in arrears

Notice of termination of employment to be given by the employer	1 month or the statutory minimum, whichever is the longer (subject to the provisions of section 7.2 and 11.1 above)

Notice of termination of employment to be given by the employee	1 month or the statutory minimum, whichever is the longer (subject to the provisions of section 7.2)

Employee’s job title	Chairman and Chief Executive Officer

Employee’s place of work	You will work at the London office or anywhere else required for the Board for the proper performance of your duties. You agree to undertake such journeys in the United Kingdom and elsewhere as the Board shall require.

Collective agreements which directly affect the terms and conditions of the employment	None

Hours of work	Your working time will be determined exclusively by you and will change to suit business needs. As such, you agree that you fall within Regulation 20(1) of the Working Time Regulations 1998 so that you are not affected by the limit on weekly working time contained in Regulation 4(1) of the Working

Time Regulations 1998. If this is not the case, by entering into this employment contract you agree that the limit in Regulation 4(1) shall not apply to you, so that your working time (including overtime) may exceed an average of 48 hours for each 7 day period whenever this is necessary for the proper performance of your duties.

Holiday entitlement	You shall be entitled to 20 working days paid holiday in each holiday year in addition to such observed bank and Company holidays. The holiday year runs from January to December each year. Holiday entitlement must be taken at such times and on such notice as is agreed by the Board.

Sickness absence	You shall be entitled to receive statutory sick pay during any authorized period of absence due to illness or injury until the resumption of your duties. Your absence will only be authorized if you follow the procedures set out in the Company’s sickness absence policy. You will not be entitled to any further payment from the Company or any Group Company (other than by way of any Statutory Sick Pay or paid statutory holiday due to you pursuant to the terms of this Agreement) nor to the continued provision of his benefits under this Agreement until the resumption of your duties, although the Company may at the Board’s discretion continue to pay you your normal remuneration for such periods as it considers appropriate (“Discretionary Sick Pay”)

Pensions arrangements	See clause 3.3 above.

Disciplinary and grievance procedures

The Company’s disciplinary and grievance procedures as implemented from time to time will apply to your employment, with such modifications as the Company shall deem necessary to take account of your seniority. The said disciplinary and grievance procedures shall not have contractual effect and the Company shall not be obliged to follow the procedures.

The Company may, in its absolute discretion, suspend you on full pay in order to investigate any claim or allegation which we consider could constitute serious misconduct, where relationships have broken down, where we have any grounds to consider that our property or responsibilities to other parties are at risk, and/or where we consider that your continued presence at our premises could hinder an investigation. Any such suspension is without prejudice to our right to subsequently end your employment on the same or any other ground and will last no longer than is necessary to carry out any inquiry or investigation into the circumstances and to hold any appropriate disciplinary hearings.

If you wish to appeal against any disciplinary decision or decision to dismiss you, your appeal must be made in writing to the Chief Financial Officer and you should set out in detail the reasons for your appeal.

If you wish to raise a grievance, you may do so by writing to the Chief Financial Officer in accordance with our grievance procedure. You should set out in detail the circumstances of your complaint

EXHIBIT B

Employee Agreement Regarding Confidential Information and Intellectual Property

In consideration of my employment, compensation and benefits with Achieve UK Pharma Limited, its parent company Achieve Life Sciences, Inc, and all subsidiary companies (collectively the “Company”) and for other valuable consideration, I agree as follows:

1.	I will not, without the prior written permission of the Company, disclose to anyone outside of the Company, or use in any manner, other than in connection with the business of the Company, either during or after my employment, any Confidential Information or Material of the Company (as defined by provision 4 below), or any information or material received in confidence from third parties by the Company. If I reveal or threaten to reveal Confidential Information, I agree that it would cause irreparable harm to the Company that could not be adequately compensated by way of a damage award, and that the Company shall be entitled to an injunction restraining me from using or disclosing such Confidential Information, or from rendering any services to any entity to whom such Confidential Information has been or is threatened to be disclosed. The right to secure an injunction is not exclusive and the Company may pursue any other remedies it has against me in equity or at law for a breach or threatened breach of this condition, including recovery of damages from me. This provision shall survive the termination of my employment with the Company for any reason and regardless of the party effecting it.

2.	If I leave the employ of the Company, I will return all property of the Company in my possession or control, including but not limited to, all office equipment, and the original and copies of all files, records, emails or other documents (whether stored on paper or electronically) as well as all Confidential Information or Material in any form without retaining any copies thereof.

3.	While employed at the Company and for the period of 1 year after the effective date of the termination of my employment at the Company for any reason and regardless of the party effecting it (the “Restricted Period”), I will not, directly or indirectly, without the written permission of the Company, whether for my account or for the account of any other Person (excluding the Company), intentionally (i) solicit, endeavor to entice or induce any employee or consultant of the Company to terminate his employment or relationship with the Company or accept employment or a consultant relationship with anyone else, (ii) solicit, endeavor to entice or induce any customers, clients or potential customers or clients of the Company to terminate their relationship with the Company or (iii) interfere in a similar manner with the business of the Company.

4.	Confidential Information or Material of the Company is any information or material, whether written, oral, visual or electronic:

(a)	generated or collected by, or utilized in the operations of the Company that relate to the actual or anticipated business or research and development of the Company; or

(b)	suggested by or resulting from any task assigned to me, or work performed by me for or on behalf of the Company.

(c)	Confidential Information or Material of the Company includes, but is not be limited to, the Company information encompassed in all drawings, designs, drugs, medical devices, formulations, test data or results, original writings, software in various stages of development (source code, object code, documentation, diagrams and flow charts), plans, proposals, marketing and sales plans, financial information, cost or pricing information, customer lists, trade secrets, ideas, suppliers and other information that has value to the Company, its customers or business partners.

5.	I will not disclose to the Company, use in its business, bring on to the Company premises or cause the Company to use, any information or material which is confidential to others.

6.	I will comply, and do all things necessary for the Company to comply with, the laws and regulations of all governments under which the Company does business, and with provisions of contracts between any such government or its contractors and the Company that relate to the intellectual property or to the safeguarding of information. I agree that this obligation shall survive the termination of my employment, for whatever reason and regardless of the party effecting it.

7.	I agree that the fruits of my labor as an employee shall belong solely to the Company. To the full extent provided by law, any and all inventions, products, designs, discoveries, and work product of any nature (collectively, the “Work Product”), whether or not patentable, copyrightable or trademarked, which I have conceived and/or made, in whole or in part, during my employment by the Company, and which have any applicability to any aspect of the business or anticipated research or development of the Company, or the business or anticipated research or development of any of the subsidiaries of the Company, as determined by the Company, shall be the sole and exclusive property of the Company, and by the execution hereof, I hereby irrevocably assign, transfer and convey to the Company all of my right, title and interest in and to all Work Product which may be developed during my employment by the Company. To the full extent provided by law, any inventions or original works of authorship I conceive or create in the course of my employment shall be considered “works for hire” or works made in the course of my employment and shall belong solely and exclusively to the Company.

This provision does not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates directly to the business, or the actual or anticipated research or development of the Company, or (b) the invention results from any work performed by me for the Company. However, I agree to disclose inventions being developed for the purposes of determining employer or employee rights.

8.	In connection with any Work Product assigned by provision 7:

(a)	I will promptly communicate and disclose them to the Company after such Work Product has been conceived and/or made in the detail necessary to permit the Company to understand same and practice them without the exercise of further inventive skill; and

(b)	I will, on the request of the Company, promptly execute any documents necessary to effectuate the assignment of all rights to the Company, and do anything else reasonably necessary to enable the Company to secure a patent, mask work right, copyright or other form of protection therefor in the United Kingdom and in any other foreign country. However, my failure to so execute any such documents shall in no way be deemed to affect the assignment, transfer and conveyance of such Work Product to the Company. My obligations in this provision shall survive the termination of employment for any reason and regardless of the parties effecting it. Notwithstanding anything to the contrary in this provision, if I believe that a specific idea or basis of a Work Product would not have any applicability to any aspect of the business or anticipated research or development of the Company, or the business or anticipated research or development of any subsidiary of the Company, I may propose such idea or basis for Work Product in writing to the Company and request consent from the Company that such Work Product will not be subject to the provisions hereof.

9.      The Company and its licensees (direct or indirect) are not required to designate me as the author or inventor of any development assigned in provision 7 when distributed publicly or otherwise, nor to make any distribution. I waive and release to the extent permitted by law all of my rights to the foregoing.

10.    Solely for the purpose of determining my rights or the rights of the Company, I have identified on Schedule 1 hereof all inventions, original works of authorship, developments, improvements and trade secrets that were made by me prior to my engagement by the Company or that I am currently developing. Such inventions include those which are not assigned by paragraph 7 in which I have any right, title or interest, and which were previously made or conceived solely or jointly by me, or written wholly or in part by me, and which relate to the actual or anticipated business or research or development of the Company, but neither published nor filed in any patent office. If I do not have any to identify, I have written “none” on this line: None

11.    For purposes of enforcing this Agreement, I hereby consent to jurisdiction of England and Wales courts.

12.    If any legal action is necessary to enforce this Agreement, the prevailing party shall be entitled to recover attorneys’ fees.

13.    This Agreement does not guarantee me any term of employment, or limit the right of the Company to terminate my employment at any time with or without cause.

14.    If, for any reason, any provision of this Agreement is held invalid, such provision and all other provisions of this Agreement shall remain in effect to the fullest extent permitted by law. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and I shall be deemed reinstated as if this Agreement had not been executed.

15.    This Agreement represents the full and complete understanding between me and the Company with respect to the matters set forth herein and supersedes all prior representations and understandings, whether oral or written. My obligations under this Agreement shall be binding upon my heirs, executors, administrators or other legal representatives or assigns, and this Agreement shall inure to the benefit of the Company, its successors and assigns. This Agreement may not be modified, released or terminated, in whole or in part, except by an instrument signed in writing by an officer of the Company.

Signed:	/s/ Richard Stewart	Dated:	May 22, 2018

Name:	Richard Stewart

Achieve UK Pharma Limited

Signed:	/s/ Anthony Clarke	Dated:	May 22, 2018

Title:	President & Chief Scientific Officer

Schedule 1

Excluded Prior Developments Which Relate

to the Actual or Anticipated Business or

Research or Development of Achieve Life Sciences Technologies Inc.